Exhibit (d)(1)(a)

MADISON FUNDS

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This Amendment to the Investment Advisory Agreement dated February 28, 2025 (the “Agreement”) is made as of this 2nd day of September, 2025, by and between MADISON FUNDS, a Delaware statutory trust (the “Trust”), and MADISON ASSET MANAGEMENT, LLC, a Wisconsin limited liability company having its principal place of business in Madison, Wisconsin (the “Adviser”).

WHEREAS, the Trust and Adviser are parties to the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to reduce the management fee of the Madison Core Bond Fund, a series of the Trust, as set forth on Exhibit A to the Agreement; and

WHEREAS, the Agreement allows for the amendment of Exhibit A to the Agreement by the mutual written consent of the parties.

NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereto agree as follows:

The current Exhibit A to the Agreement is hereby replaced and superseded with Amended Exhibit A attached hereto, for the sole purpose of reducing the management fee of the Madison Core Bond Fund, effective immediately.

Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect. All defined terms and definitions in the Agreement shall be the same in this Amendment, except as specifically revised by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers duly authorized as of the date set forth above.

MADISON FUNDS
On behalf of the Funds set forth on Exhibit A hereto

By:	s/s Patrick F. Ryan
Patrick F. Ryan, its President

MADISON ASSET MANAGEMENT, LLC

By:	/s/ Steve J. Fredricks
Steve J. Fredricks, its Chief Legal Officer

Amended Exhibit A

to the

Madison Funds

Investment Advisory Agreement

Fund Name	Annual Management Fee
Conservative Allocation	0.20%
Moderate Allocation	0.20%
Aggressive Allocation	0.20%
Diversified Income	0.20%[1]
Tax-Free National	0.40%
Core Bond	0.25%
High Quality Bond	0.30%
Dividend Income	0.70%[1]
Covered Call & Equity Income	0.85%
Large Cap	0.70%[1]
Mid Cap	0.75%[1]
Small Cap	0.89%[1]
[1]	Each Fund’s management fee will be reduced annually by 0.05% on assets exceeding $500 million, and by another 0.05% on assets exceeding $1 billion.

2